Exhibit 3.1
SECOND AMENDED AND RESTATED BYLAWS
OF
KING PHARMACEUTICALS, INC.
ARTICLE I
MEETING OF SHAREHOLDERS
     Section 1. Annual Meeting. The annual meeting of the shareholders shall be held at such time and place, either within or outside the State of Tennessee, as may be designated from time to time by the Board of Directors.
     Section 2. Special Meeting. Special meetings of the shareholders may be called by the Chairman of the Board and Chief Executive Officer, the President or a majority of the Board of Directors. The place of said meeting shall be designated by the directors.
     Section 3. Notice of Shareholder Meetings. Written notice stating the date, time, and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered either personally, or by mail, by or at the direction of Chairman of the Board and Chief Executive Officer, the President, Secretary, officer, or person calling the meeting to each shareholder entitled to vote at the meeting. Such notice shall be delivered not less than ten (10) days nor more than two (2) months before the date of the meeting, and shall be deemed to be delivered when deposited in the United States mail postpaid and correctly addressed (if mailed), or upon actual receipt (if hand delivered). The person giving such notice shall certify that the notice required by this paragraph has been given.
     Section 4. Quorum Requirements. A majority of the shares entitled to vote shall constitute a quorum for the transaction of business. Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.
     Section 5. Voting and Proxies. If a quorum exists, action on a matter (other than the election of directors) shall be approved if the votes favoring the action exceed the votes opposing the action. A shareholder may vote his or her shares either in person or by written proxy, which proxy is effective when received by the Secretary or other person authorized to tabulate votes. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy.
     Section 6. Business Brought Before a Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) brought before the meeting by or at the direction of a majority of the total number of directors which the Corporation would have if there were no vacancies, or (c) otherwise properly requested to be brought before the meeting by a shareholder of record of the Corporation who was a shareholder of record at the time of the giving of the notice by such shareholder as provided for in Article I, Section 3, who is entitled to vote at the meeting and who has complied with the notice procedures of Article I, Section 8. Article I, Section 6(c) shall be the exclusive means for a shareholder to propose any business to be brought before an annual meeting of shareholders (other than with respect to the nomination and election of directors, which is governed by Article II, Section 3).
     Section 7. Determination of Propriety of Business. The presiding officer of an annual meeting shall, if he determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, declare to the meeting that the business was not properly brought before the meeting in accordance with the provisions of this Article I, and if he should so determine, he shall so declare to the meeting any such business not properly brought before the meeting shall not be transacted, and such business shall be disregarded.
     Section 8. Shareholder Proposals. Without qualification, for business (other than with respect to the nomination and election of directors, which is governed by Article II, Section 3) to be properly requested to be brought before any annual meeting by a shareholder, whether pursuant to the Corporation’s notice of meeting or otherwise, the shareholder must have given timely notice thereof in writing in proper form to the Secretary and such business must be a proper matter for shareholder action under the Tennessee Business Corporation Act (“TBCA”). To be timely, a shareholder’s notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the prior year’s annual meeting of the shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, a shareholder’s notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting was made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders, or such adjournment or postponement, commence a new time period (or otherwise extend any time period) for the giving of a shareholder’s notice as described above.
     Section 9. Form of Shareholder Proposal.
     (a) As to each matter the shareholder proposes to bring before the annual meeting, to be in proper form, the shareholder’s notice shall set forth and include the following:
     (i) a brief description of the business desired to be brought before the annual meeting, including the text of any proposal regarding such business, and the reasons for conducting such business at the annual meeting, which shall not exceed 500 words;
     (ii) any interest of such shareholder and/or any Shareholder Associated Person in such business;

     (iii) a detailed description of whether such shareholder and/or any Shareholder Associated Person has communicated with any other shareholder or beneficial owner of any securities of the Corporation regarding such business and a detailed description of every agreement, arrangement and understanding between such shareholder and/or Shareholder Associated Person, and any other person (including such person’s name) in connection with the proposal of such business by such shareholder; and
     (iv) a list of each company to which such shareholder and/or any Shareholder Associated Person has proposed at any time during the past five years, or is currently proposing, business that is substantially similar to the business desired to be brought before the annual meeting, together with the date such proposal was made.
     (b) As to the shareholder giving such notice and each Shareholder Associated Person, to be in proper form, the shareholder’s notice shall set forth and include the following:
     (i) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and the name and address of each Shareholder Associated Person, if any, and a detailed description of the relationship between such shareholder and any such Shareholder Associated Person and every agreement, arrangement and understanding between such shareholder and Shareholder Associated Person in connection with the proposal of such business by such shareholder;
     (ii) the class or series and number of shares of securities of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and/or Shareholder Associated Person, if any;
     (iii) a detailed description of all purchases and sales of securities of the Corporation by such shareholder and/or Shareholder Associated Person, if any, during the previous 24-month period, including the date of such transactions, the class and number of securities involved in such transactions, the consideration involved in such transactions and the investment intent in respect thereof;
     (iv) a detailed description of all Derivative Transactions by, directly or indirectly, such shareholder and/or Shareholder Associated Person, if any, during the previous 24-month period, including the date of such transactions and the class and number of securities involved in, and the material terms of such transactions (such description to include all information that such shareholder and/or Shareholder Associated Person, if any, would have been required to report on an Insider Report (as defined below) if such shareholder and/or Shareholder Associated Person, if any, had been directly or indirectly the beneficial owner of more than 10% of any class of any equity security of the Corporation or a director or an officer of the Corporation at the time of such transactions and the effect of such Derivative Transactions on any voting or economic rights relating to the securities of the Corporation as of the date of the notice and any change in such voting or economic rights which may arise pursuant to the terms of the Derivative Transactions under any circumstances, whether or not then contingent or subject to conditions precedent or subsequent);
     (v) to the extent actually known by the shareholder giving the notice, the name and address of any other person who owns, of record or beneficially, any securities of the Corporation and who supports the proposal of such business that such shareholder proposes to bring before the meeting on the date of such shareholder’s notice;
     (vi) a detailed description of each proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder and/or Shareholder Associated Person, if any, has a right to vote, or cause or direct the vote of, any securities of the Corporation;
     (vii) a detailed description of any proportionate interest in shares of the Corporation or any Derivative Transaction held or engaged in, as the case may be, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which such shareholder and/or Shareholder Associated Person, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, or is the manager, managing member, or directly or indirectly, owns an interest in the manager or managing member of a limited liability company or similar entity; and
     (viii) any other information relating to such shareholder and Shareholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (such Act, together with the rules and regulations promulgated thereunder, the “Exchange Act”).
     Section 10. General. Notwithstanding anything in these Bylaws to the contrary, only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the annual meeting in accordance with the procedures set forth in this Article I. The requirements of this Article I shall apply to any business to be brought before an annual meeting of shareholders by a shareholder (other than with respect to the nomination and election of directors, which is governed by Article II, Section 3) without regard to whether such business also is intended to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or whether such business is presented to shareholders by means of a proxy solicitation by any person other than by or on behalf of the Board of Directors. Notwithstanding the foregoing provisions of this Article I, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Article I. Any references to the Exchange Act are not intended to and shall not limit the requirements applicable to shareholder-proposed business to be considered pursuant to this Article I.
     Section 11. Definitions. For purposes of Article I and Article II, Section 3, the following terms shall have the following meanings:
     (a) “Derivative Transaction” by a person shall mean any direct or indirect (i) transaction or series of transactions in, or agreement, arrangement, understanding or relationship with respect to, any option, warrant, convertible or exchangeable security, stock appreciation right or right similar to any of the foregoing with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the Corporation, or similar instrument with a value derived in whole or in part from the value of a security of the Corporation, in any such case whether or not it is subject to settlement in a security of the Corporation or otherwise, (ii) transaction or series of transactions, agreement, arrangement, proxy, understanding or relationship which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, to receive or share in the receipt of dividends payable on any securities of the Corporation separate or separable from the underlying shares, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Corporation or to increase or decrease the number of securities of the Corporation which such person was, is or will be entitled to vote, in any case whether or not it is subject to settlement in a security of the Corporation or otherwise, in each case under clauses (i) and (ii) including, without limitation, any put or call arrangement, short position, borrowed shares or swap or similar arrangement and (iii) transaction or series of transactions, or agreement, arrangement, understanding or relationship with respect to the borrowing or lending of securities of the Corporation or any interest therein.
     (b) “Insider Report” shall mean a statement required to be filed pursuant to Section 16 of the Exchange Act by a person who is directly or indirectly the beneficial owner of more than ten percent (10%) of any class of any equity security of the Corporation or who is a director or an officer of the Corporation.
     (c) “Proposed Nominee Associated Person” of any Proposed Nominee shall mean (i) any person acting in concert (pursuant to any agreement, arrangement, understanding or otherwise, whether written or oral) with such Proposed Nominee, (ii) any beneficial owner of any securities of the Corporation owned of record or beneficially by such Proposed Nominee, (iii) any person directly or indirectly controlling, controlled by or under common control with such Proposed Nominee or a Proposed Nominee Associated Person, (iv) any such Proposed Nominee’s spouse or descendant, (v) any trust or family partnership or other entity whose beneficiaries or owners shall solely be such Proposed Nominee and/or such Proposed Nominee’s spouse and/or any person related by blood or adoption to such Proposed Nominee or such Proposed Nominee’s spouse and (vi) the estate of such Proposed Nominee.
     (d) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
     (e) “Shareholder Associated Person” of any shareholder shall mean (i) any person acting in concert (pursuant to any agreement, arrangement, understanding or otherwise, whether written or oral) with such shareholder, (ii) any beneficial owner of any securities of the Corporation owned of record or beneficially by such shareholder, (iii) any person directly or indirectly controlling, controlled by or under common control with such shareholder or a Shareholder Associated Person, (iv) with respect to any shareholder who is a natural person, any such shareholder’s spouse or descendant, (v) any trust or family partnership or other entity whose beneficiaries or owners shall solely be such individual and/or such individual’s spouse and/or any person related by blood or adoption to such individual or such individual’s spouse and (vi) the estate of such person.
     Section 12. Updating of Notices. A shareholder providing notice of any proposal as required under Article I or Article II shall further update and supplement such notice so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the applicable meeting and as of the date that is ten business days prior to such meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for such meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for such meeting or any adjournment any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to such meeting or any adjournment or postponement thereof).
ARTICLE II
BOARD OF DIRECTORS
     Section 1. Qualification and Election. Directors need not be shareholders or residents of this State. They shall be elected by a plurality of the votes cast at a meeting at which a quorum is present. Each director shall hold office until the expiration of the term for which the director is elected, and thereafter until a successor has been elected and qualified.
     Section 2. Number. The number of directors shall be eight (8) unless another number is fixed by the Board of Directors.
     Section 3. Nominations of Directors; Advance Notice of Shareholder Nominations. Only persons who are nominated in accordance with the procedures set forth in this Article II, Section 3 shall be eligible for election as directors.
     (a) Annual Meetings of Shareholders.
     (i) To be properly nominated for election to the Board of Directors at any annual meeting, any nomination of a person for election must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (B) brought before the meeting by or at the direction of a majority of the total number of directors which the Corporation would have if there were no vacancies, or (C) otherwise properly requested to be brought before the meeting by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice by such shareholder as provided for in this Article II, Section 3(a), who is entitled to vote at the meeting and who has complied with the notice procedures of this Article II, Section 3(a). Article II, Section 3(a)(i)(C) shall be the exclusive means for a shareholder to nominate any person for election to the Board of Directors at any annual meeting of shareholders.
     (ii) Without qualification, for nominations to be properly brought before any annual meeting by a shareholder pursuant to Article II, Section 3(a)(i)(C), whether pursuant to the Corporation’s notice of meeting or otherwise, the shareholder must have given timely notice thereof in writing to the Secretary and if the shareholder making such nomination or any Shareholder Associated Person solicits or participates in the solicitation of proxies in support of such nomination, the shareholder must have indicated each such person’s intention to so solicit or participate in the solicitation of proxies in such notice. To be timely, a shareholder’s notice of a nomination must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation during the applicable period described in Article I, Section 8 for a timely shareholder’s notice of a matter proposed to be brought before such annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a shareholder’s notice as described above.
     (iii) As to each person whom the shareholder proposes to nominate for election or re-election as a director (the “Proposed Nominee”) and each Proposed Nominee Associated Person, to be in proper form, the shareholder’s notice shall set forth and include the following:
     (A) all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors in a contested election (even if a contested election is not involved) pursuant to and in accordance with Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
     (B) a detailed description of all direct and indirect material compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and/or any Shareholder Associated Person, on the one hand, and each Proposed Nominee and/or Proposed Nominee Associated Person, if any, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K (or its successor Item) if the shareholder making the nomination and/or the Shareholder Associated Person, if any, were the “registrant” for purposes of such item and the Proposed Nominee and/or Proposed Nominee Associated Person, if any, were a director or executive officer of such registrant;
     (C) a detailed description of whether such shareholder and/or any Shareholder Associated Person has communicated with any other shareholder or beneficial owner of any securities of the Corporation regarding such nomination and a detailed description of every agreement, arrangement and understanding between such shareholder and/or Shareholder Associated Person, and any other person or persons (including their names) in connection with the proposal of such nomination by such shareholder; and
     (D) the completed and signed questionnaire, representation and agreement required by Article II, Section 3(d).
     (iv) As to the shareholder giving such notice and each Shareholder Associated Person, to be in proper form, the shareholder’s notice shall set forth and include the following:
     (A) the information described in Article I, Section 9(b); and
     (B) any other information relating to such shareholder and Shareholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election (even if a contested election is not involved) pursuant to Section 14 of the Exchange Act.

     For the purposes of this Article II, Section 3(a) and Article II, Section 3(b), the Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the qualifications of such Proposed Nominee to serve as an independent director of the Corporation under applicable law and regulations or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.
     (b) Special Meetings of Shareholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting. To be properly nominated for election to the Board of Directors at any special meeting, any nomination of a person for election must be (i) specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors (or a duly authorized committee thereof), (ii) brought before the meeting by or at the direction of a majority of the total number of directors which the Corporation would have if there were no vacancies or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, otherwise properly requested to be brought before the meeting by a shareholder of record of the Corporation who was a shareholder of record at the time of the giving of the notice by such shareholder as provided for in this Article II, Section 3(b), who is entitled to vote at the meeting and who has complied with the notice procedures of this Article II, Section 3(b). In the event a special meeting of shareholders is called for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice is in the proper form for a notice pursuant to Article II, Section 3(a) for a shareholder notice of a nomination at an annual meeting (including the completed and signed questionnaire, representation and agreement required by Article II, Section 3(d)) and must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting was made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of a special meeting of shareholders, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a shareholder’s notice as described above.
     (c) General. Notwithstanding anything in these bylaws to the contrary, only such persons who are nominated in accordance with the procedures set forth in this Article II, Section 3 shall be eligible to be elected at an annual or special meeting of the shareholders of the Corporation to serve as directors. The requirements of this Article II, Section 3 shall apply to the nomination by a shareholder of a person for election as a director without regard to whether such nomination also is intended to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, or whether such nomination is presented to shareholders by means of a proxy solicitation by any person other than by or on behalf of the Board of Directors. Notwithstanding the foregoing provisions of this Article II, Section 3, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Article II, Section 3. Any references to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations to be considered pursuant to this Article II,

Section 3.
     (d) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Article II, Section 3, to the Secretary at the Corporation’s principal place of business a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) will abide by the requirements of this Article II, (ii) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (iv) will comply with all informational and similar requirements of applicable law and regulations and (v) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
     (e) Determination of Propriety of Nominations. At the request of the Board of Directors, any person nominated by a shareholder for election as a director shall furnish to the Secretary that information required to be set forth in the shareholder’s notice of nomination which pertains to the nominee. The presiding officer of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by this Article II, Section 3; and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded. The foregoing notice provision shall not apply to any person nominated by the Board of Directors for election as a director in the place of any person nominated by the Board of Directors who, after the notice of the meeting of shareholders has been mailed and prior to the meeting, dies or declines or is unable to serve as a director if nominated and elected.
     Section 4. Meetings. The Board of Directors may hold such regular and special meetings as it from time to time decides. These meetings may be either in person or by conference call. The actions of any person participating by way of telephone or other electronic means shall be as effective as if the person were physically present at the meeting. Special meetings may be called at any time by the Chairman of the Board, President, or any two (2) directors.
     Section 5. Notice of Directors’ Meetings. All regular meetings of the Board of Directors may be held without notice. Special meetings shall be preceded by at least two (2)

days’ notice of the date, time and place of the meeting. Notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken, and if the period of adjournment does not exceed one (1) month in any one adjournment.
     Section 6. Quorum and Vote. The presence of a majority of the directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     Section 7. Board Committees. The Board of Directors, by a resolution adopted by a majority of its members, may create one or more committees, consisting of one or more directors, and may delegate to such committee or committees any and all such authority as is permitted by law.
ARTICLE III
OFFICERS
     Section 1. Numbers. The Corporation shall have a President, a Secretary, an Assistant Secretary, a Chairman of the Board of Directors or a Chief Executive Officer, and such other officers as the Board of Directors shall from time to time deem necessary. Any two or more offices may be held by the same person with the exception of the President and the Secretary.
     Section 2. Election and Term. The officers shall be elected by the Board of Directors. Each officer shall serve at the pleasure of the Board until such officer’s resignation or removal.
     Section 3. Duties. All officers shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.
ARTICLE IV
RESIGNATION, REMOVALS AND VACANCIES
     Section 1. Resignations. Any officer or director may resign at any time by giving notice to the Chairman of the Board, the President, or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its delivery.
     Section 2. Removal of Officers. Any officer may be removed by the Board or its designate at any time with or without cause.
     Section 3. Removal of Directors. Any or all of the directors may be removed either with or without cause by a proper vote of the shareholders.
     Section 4. Vacancies. Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in any office or directorship for any reason,

including removal of an officer or director, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists.
ARTICLE V
CAPITAL STOCK
     Section 1. Stock Certificates. Every shareholder shall be entitled to a certificate or certificates of capital stock of the Corporation in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the Board, such certificates shall be signed by the President and the Secretary of the Corporation.
     Section 2. Transfer of Shares. Shares of stock may be transferred on the books of the Corporation by delivery and surrender of the properly assigned certificate, but subject to any restrictions on transfer imposed by either the applicable securities laws or any shareholder agreement.
     Section 3. Loss of Certificates. In the case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.
ARTICLE VI
ACTION BY CONSENT
     Whenever the directors are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken. The affirmative vote of the number of directors that would be necessary to take such action at a meeting shall be the act of the directors.
ARTICLE VII
INDEMNIFICATION
     With respect to claims of liabilities arising out of service as a director or officer of the Corporation, the Corporation shall indemnify and advance expenses to each present and future director or officer (and his or her estate, heirs, and personal representatives) to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted or amended. In the event that the Corporation indemnifies or makes any advance of expenses under this provision, the Secretary shall, in writing, report such action to the shareholders with or before the notice of the next shareholder’s meeting.
ARTICLE VIII
AMENDMENT OF BYLAWS
     These Bylaws may be amended, added to, or repealed either by the shareholders or the Board of Directors as provided by statute or the Charter of the Corporation, as amended from time to time. Any change in the Bylaws made by the Board of Directors, however, may be amended or repealed by the shareholders as provided in the Charter of the Corporation, as amended from time to time, or as allowed by applicable laws of the State of Tennessee.

CERTIFICATION
     I certify that these Second Amended and Restated Bylaws for the Corporation were duly adopted by the Board of Directors as of September 11, 2009.

/s/ James W. Elrod
James W. Elrod
Chief Legal Officer and Secretary